Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIMORIS SERVICES CORPORATION ANNOUNCES FIRST QUARTER 2009 FINANCIAL RESULTS

Q1 2009 Financial Highlights

•                  Revenues of $128.7 million compared to $169.4 million in Q1 2008

•                  Gross margin rose to 11.4% of revenues from 9.6% of revenues in Q1 2008

•                  Operating margin increased to 5.5% of revenues from 4.8% of revenues in Q1 2008

•                  Income before taxes of $9.3 million compared to $10.0 million for Q1 2008

•                  Net income of $5.6 million, or $0.17 per diluted share

•                  $84.3 million in cash and short-term investments at March 31, 2009

Lake Forest, CA – May 13, 2009 – Primoris Services Corporation (NASDAQ GM: PRIM; PRIMU; PRIMW) (“Primoris” or “Company”), one of the largest specialty contractors and engineering companies in the United States, today announced financial results for its first quarter ended March 31, 2009.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris, commented, “During the first quarter of 2009, we continued to respond to an uncertain market environment by pursuing projects that emphasize profitability while enhancing the effectiveness and efficiency of our operations.  Our success in this regard is evidenced by improved margins, and comparable pre-tax profitability and pro forma net income, despite a 24% decline in revenue. We continue to expect that revenues during 2009 will decline from the record levels of the past two years and that bidding competition will increase.  However, our backlog at quarter end was strong, we remain confident in our core level of work for the balance of the year, and our financial position is among the strongest in our history.  We continue to believe that growth opportunities exist in infrastructure upgrades and expansion.  In addition, we could realize a positive impact from alternative energy and other environmental mitigation projects created by the U.S. government’s American Recovery and Reinvestment Act over the next 18 months.”

Q1 2009 Financial Results Overview

Consolidated revenues for the first quarter of 2009 decreased 24% to $128.7 million from $169.4 million for the first quarter of 2008, due primarily to reduced revenues in refining sector projects, the performance of one unusually large engineering project during 2008 and the current uncertainties in the commercial credit and business environment.  Gross profit for the first quarter of 2009 declined to $14.7 million from $16.2 million in the first quarter of 2008 due to lower revenues, however, as expected, gross profit as a percentage of revenues rose to 11.4% from 9.6% in the prior year quarter.  Gross profit margin in the first quarter of 2009 benefited from higher margin industrial work in the petroleum and power sectors as compared to lower margin work on industrial projects in the refining sector in the prior year’s quarter.

Revenues and gross profit for the first quarter of 2009 and 2008 for Primoris’s two reportable segments were as follows:

	Three Months Ended March 31,
	($ in 000’s — Unaudited)
	2009		2008
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
Construction Services

Revenue	$109,971		$146,369
Gross Profit	$13,019	11.8%	$14,796	10.1%

Engineering

Revenue	$18,767		$23,022
Gross Profit	$1,709	9.1%	$1,417	6.2%

The 24.9% decline in Construction Services revenues was primarily due to reduced revenues for projects in the refining sector compared to the prior year quarter, offset by higher revenues in underground projects, including pipeline, cable and conduit projects, reflecting significant work begun at the end of 2008 and early 2009.  Revenues for the Engineering segment declined by 18.5%, due primarily to the impact of an unusually large project reflecting significant activity during the first quarter 2008.  During the first quarter of 2009, this project was in the start-up assistance phase and will be nearing client acceptance later in 2009.

Primoris diversified its geographic reach during the first quarter of 2009.  Approximately 90.1% of the Company’s revenues were generated in the United States during the first quarter of 2009 compared to 97.1% in the same period last year.  First quarter 2009 revenues at Primoris’ Canadian subsidiary rose to $7.5 million, or 5.9% of total revenues, from $4.8 million, or 2.8% of total revenues, in the prior year quarter.  The Company’s Ecuador subsidiary generated revenues of $5.2 million in the first quarter of 2009, representing 4.0% of total revenues, compared to $125,000 in the prior year quarter, or 0.1% of total revenues.

Selling, general and administrative expenses of $7.6 million for the first quarter of 2009 decreased from the same period last year by $0.4 million.  The change was due to a net gain on the sale of operating equipment of $1.0 million as part of our ongoing fleet upgrade program, which was offset by increased expenses of $0.6 million due primarily to the increased costs associated with being a public company.

Operating income for the 2009 first quarter was $7.1 million, or 5.5% of total revenues, compared to $8.2 million, or 4.8% of total revenues, for the same period last year.

Net other income for the first quarter of 2009 rose to $2.1 million from $1.8 million for the first quarter of 2008.  Other income consisted primarily of income generated by the Otay Mesa Power Partners, an energy plant construction project in California.   This joint venture is anticipated to be completed in 2009.

Income before provision for income taxes for the first quarter of 2009 was $9.3 million, or 7.2% of revenues, compared to $10.0 million, or 5.9% of revenues, in the first quarter of 2008.

The provision for income taxes increased $3.4 million for the first quarter of 2009 for an effective tax rate of 39% compared to a rate of 2.0% in the prior year quarter.  The increase was the result of a change in our tax status from that of Subchapter S of the Internal Revenue Code to that of Subchapter C of the Code as part of the July 2008 merger of Rhapsody Acquisition Corp. and Primoris Corporation.  If the Company had been taxed in the first quarter of 2008 as a C-Corporation, on a pro forma basis, the 2008 tax provision would have been at an effective tax rate of 39.8%.

Net income for the first quarter of 2009 was $5.6 million compared to net income of $9.8 million in the first quarter of 2008.  On a pro forma basis, reflecting an adjusted pro forma tax provision, net income would have been $6.0 million in the first quarter of 2008 compared to $5.6 million for the first quarter 2009.  The Company believes that pro forma net income for prior periods is a better indicator of performance for comparison purposes.

Earnings per share for the first quarter of 2009 was $0.17 per diluted share, on approximately 32.5 million fully diluted weighted average common shares outstanding.  This compares to earnings per share of $0.41 per diluted share, on approximately 23.6 million weighted average common shares outstanding, in the first quarter of 2008.  On a pro forma basis, the first quarter of 2009 earnings per share of $0.17 compares to the pro forma earnings per share of $0.25 per diluted share for the first quarter 2008.  Fully diluted weighted average common shares outstanding for the first quarter 2009 included 2.5 million shares that were issued in March 2009 in accordance with the July 2008 merger agreement.

Other Financial Information

Primoris’s balance sheet at March 31, 2009 reflected cash and cash equivalents of $59.1 million, short-term investments of $25.2 million, working capital of $56.8 million, total debt of $34.9 million, and stockholders’ equity of $60.2 million.

Backlog

Total backlog at March 31, 2009 was $352.8 million compared to $374.7 million at December 31, 2008, and total backlog of $387 million at March 31, 2008. At any given time, Primoris is at work on over 500 projects resulting in fluctuations in the backlog amount.  Primoris expects that of the $352.8 million backlog at March 31, 2009, approximately 80%, or $280 million, will be recognized as revenue during 2009.

Conference Call

Brian Pratt, Chairman, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President, Chief Financial Officer will host a conference call on Wednesday, May 13, 2009 at 11:30 AM Eastern Time /  8:30 AM   Pacific Time to discuss these results.  Interested parties may participate in the call by dialing (866) 255-7436 (Domestic) or (706) 634-4739 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Primoris Services Corporation conference call.  The conference call will be broadcast live over the Internet.  To listen to the live call, please go to the “Investor Relations” section of Primoris’s website at www.primoriscorp.com.  Please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

About Primoris

Primoris, through various subsidiaries, is one of the largest specialty contractors and engineering companies in the United States, primarily serving the growing power and energy sectors. Primoris provides a wide range of construction, fabrication, maintenance and replacement services, as well as engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers.  Primoris is also a leading water and wastewater contractor in the state of Florida, and a specialist in designing and constructing complex commercial and industrial concrete structures in California.  For additional information on Primoris, please visit www.primoriscorp.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the year ended December 31, 2008 and other filings with the Securities and Exchange Commission, including the Company’s Form 10-Q which is expected to be filed on or about May 13, 2009.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact	The Equity Group Inc.
Peter J. Moerbeek	Devin Sullivan
Executive Vice President, Chief Financial Officer	Senior Vice President
(949) 454-7121	(212) 836-9608
pmoerbeek@primoriscorp.com	dsullivan@equityny.com

Gerrard Lobo
Senior Account Executive
(212) 836-9610
globo@equityny.com

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands except per share amounts)

	Three Months Ended
	March 31,	March 31,
	2009	2008

Revenues	$128,738	$169,391
Cost of revenues	114,010	153,178
Gross profit	14,728	16,213

Selling, general and administrative expenses	7,614	8,001
Operating income	7,114	8,212

Other income (expense):
Income from non-consolidated investments	2,167	1,823
Foreign exchange gain	229	19
Interest income (expense), net	(260)	(77)
Income before income taxes	9,250	9,977

Provision for income taxes	(3,610)	(195)
Net income	$5,640	$9,782

Basic earnings per share	$0.19	$0.41
Diluted earnings per share	$0.17	$0.41

Weighted average common shares outstanding
Basic	30,116	23,587

Diluted	32,477	23,587

Pro forma net income data - 2008:

Income before provision for income tax		$9,977
Pro forma income tax		(5,971)
Pro forma adjusted net income		$6,006

Pro forma basic earnings per share		$0.25
Pro forma diluted earnings per share		$0.25

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands)

	March 31,	December 31,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$59,125	$73,018
Short term investments	25,166	15,036
Restricted cash	8,232	11,111
Accounts receivable, net	84,213	90,826
Costs and estimated earnings in excess of billings	20,713	21,017
Inventory	6,132	2,349
Deferred tax assets	5,591	5,591
Prepaid expenses and other current assets	2,955	3,507
Total current assets	212,127	222,455

Property and equipment, net	28,409	26,224
Other assets	133	139
Investment in non-consolidated ventures	282	500
Other intangible assets, net	43	52
Goodwill	2,842	2,842
Total assets	$243,836	$252,212

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$48,170	$56,088
Billings in excess of costs and estimated earnings	69,190	72,664
Accrued expenses and other current liabilities	29,168	26,067
Distributions and dividends payable	812	5,696
Current portion of capital leases	2,064	2,198
Current portion of long-term debt	5,957	5,679
Total current liabilities	155,361	168,392

Long-term debt, net of current portion	26,874	26,624
Long-term capital leases, net of current portion	—	341
Deferred tax liabilities	1,425	1,425
Total liabilities	183,660	196,782

Stockholders’ equity
Common stock	3	3
Additional paid-in capital	34,796	34,796
Retained earnings	25,274	20,528
Accumulated other comprehensive income	103	103
Total stockholders’ equity	60,176	55,430
Total liabilities and stockholders’ equity	$243,836	$252,212